                                                    Registration No. 333-_______
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                _______________
                             REGISTRATION STATEMENT
                                       ON
                                    FORM S-3
                        UNDER THE SECURITIES ACT OF 1933
                                _______________
                                STAMPS.COM INC.
             (Exact name of Registrant as specified in its charter)


                  Delaware                                77-0454966
       (State or other jurisdiction of                 (I.R.S. Employer
               incorporation)                       Identification Number)

                     3420 Ocean Park Boulevard, Suite 1040
                        Santa Monica, California  90405
                                 (310) 581-7200
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                                _______________
                                 JOHN M. PAYNE
               Chairman of the Board and Chief Executive Officer
                                Stamps.com Inc.
                     3420 Ocean Park Boulevard, Suite 1040
                        Santa Monica, California  90405
                                 (310) 581-7200
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                _______________
                                  Copies to:
                            Michael A. Zuercher, Esq.
                                Stamps.com Inc.
                     3420 Ocean Park Boulevard, Suite 1040
                           Santa Monica, California 90405
                                (310) 581-7200
                                _______________
        Approximate date of commencement of proposed sale to the public:
   From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                _______________________________________________
                        CALCULATION OF REGISTRATION FEE

====================================================================================================================================
                                                           Amount          Proposed Maximum      Proposed Maximum       Amount of
                 Title of Shares                           to be            Offering Price           Aggregate         Registration
                 to be Registered                        Registered          per Share(1)        Offering Price(1)         Fee
------------------------------------------------------------------------------------------------------------------------------------
  Common Stock,                                      30,000 shares          $4.7188              $141,564              $38.00
  $.001 par value per share
====================================================================================================================================

(1) Estimate based upon the average of the high and low sales prices of the Registrant's Common Stock on August 14, 2000, as reported by the Nasdaq National Market, pursuant to Rule 457(c) promulgated under the Securities Act of 1933, as amended.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

PROSPECTUS
(Subject to completion, dated August 17, 2000)



                                 30,000 Shares
                                STAMPS.COM INC.
                                  Common Stock


     Stamps.com Inc. is offering 30,000 shares in connection with a stock award program for eligible franchises of Mail Boxes Etc. USA, Inc. Please see "Stock Award Program Terms and Conditions" beginning on page 16 of this prospectus.

     Our common stock is quoted on the Nasdaq National Market under the symbol "STMP." On August 14, 2000, our last reported sale price for the common stock was $4.5625 per share.
                                _______________

     You should carefully consider the risk factors beginning on page 3 of this prospectus before participating in the stock award program and purchasing any of the common stock offered by this prospectus.

                                _______________

     We have not authorized any person to make a statement that differs from what is in this prospectus. If any person does make a statement that differs from what is in this prospectus, you should not rely on it. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state in which the offer or sale is not permitted. The information in this prospectus is complete and accurate as of its date, but the information may change after that date.

                                _______________

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                _______________

                               TABLE OF CONTENTS

                                                      Page
                                                      ----
          STAMPS.COM INC.............................    2
          RISK FACTORS...............................    3
          STOCK AWARD PROGRAM TERMS AND CONDITIONS...   16
          WHERE YOU CAN FIND MORE INFORMATION........   18
          FORWARD-LOOKING STATEMENTS.................   19
          USE OF PROCEEDS............................   19
          LEGAL MATTERS..............................   19
          EXPERTS....................................   19

                                _______________

                The date of this prospectus is August 17, 2000.

                                 STAMPS.COM INC.

     In this prospectus, the terms "Stamps.com," "Company," "we," "us" and "our" refer to Stamps.com Inc. and its subsidiaries.

     Stamps.com(TM) provides easy, convenient and cost-effective Internet-based services for mailing or shipping letters, packages or parcels anywhere and at anytime. Our three distinct business units--Small Business, Enterprise and E-Commerce--offer customers the ability to more effectively manage mailing, shipping and returns transactions and operations. With our core mailing and shipping services, individual consumers or employees of small businesses or larger enterprises can use our services to select a carrier, print US postage or shipping labels from multiple carriers, schedule a pick-up, track a package and apply enterprise-wide business rules to manage and account for mailing and shipping costs. Through our e-commerce services, e-tailers and auctioneers can enhance their offerings by offering our more convenient and useful shipping and returns services to their customers. With all of our services, no additional hardware is required; a customer can access our services through an existing Internet connection and print postage or shipping labels with ordinary laser or inkjet printers.

     Our majority-owned subsidiary, EncrypTix, Inc., will leverage many of the proprietary, Internet-based technologies developed by Stamps.com in the events, travel and financial services industries. EncrypTix will enable sellers and distributors of tickets and financial instruments to deliver value-bearing instruments such as tickets, vouchers, boarding passes and gift certificates over the Internet.

     We were incorporated in Delaware in January 1998.

     Our principal executive offices are located at 3420 Ocean Park Boulevard, Suite 1040, Santa Monica, California 90405, and our telephone number is (310) 581-7200.

                                   RISK FACTORS

     Before participating in the stock award program and purchasing the shares offered by this prospectus, you should carefully consider the risks described below, in addition to the other information presented in this prospectus or incorporated by reference into this prospectus. If any of the following risks actually occur, they could seriously harm our business, financial condition or results of operations. In such case, the trading price of our common stock could decline and you may lose all or part of the value of the stock that you hold.

                  We face risks associated with our operations

The Internet postage and shipping markets are new and uncertain and our business may not develop.

     The markets for Internet postage and shipping are new, and their development is subject to substantial uncertainty. Our success and financial results are highly contingent upon the ability of our three business units-- Small Business, Enterprise and E-Commerce--to address and develop these markets. We cannot assure you that these markets will fully develop, if at all.

     We depend heavily on the commercial acceptance of our Internet Postage service. We cannot predict if our target customers will choose the Internet as a means of purchasing postage, or if customers will be willing to pay a fee to use our service, or if potential users will select our services over services offered by our competitors. Our target customers often have alternatives to the US Postal Service and shipping services, including online invoicing, bill payment and financial transactions. The General Accounting Office, in a report issued on October 21, 1999, stated that competition from these alternatives could lead to substantial declines in the US Postal Service's First Class Mail volume in the next decade. These trends could limit the market opportunity for our Internet Postage service. In addition, the US Postal Service could suspend, terminate or offer services that compete against Internet postage, any of which could stop or negatively impact the commercial adoption of our Internet Postage service.

     While Internet postage is extremely important to our business, we also depend heavily on the commercial acceptance of our enterprise and e-commerce Internet mailing and shipping services. There can be no assurance that we will succeed in these businesses. Similar to Internet postage, Internet mailing and shipping services are at a very early stage and the market for these services has yet to develop. We have not released our enterprise or e-commerce services on a commercial scale and we cannot be sure that our services or that a substantial market for Internet mailing and shipping services will develop, if at all.

     If a significant market for any of our services fails to develop or develops slower than we expect, our business will fail.

If we do not effectively manage, market and sell our Internet mailing and shipping services or if we fail to make our services widely available, we may never achieve profitability and our business will be substantially harmed and could fail.

     We face numerous risks coincident with the introduction, sale and commercial availability of our services because of our very limited experience with the commercial rollout and use of our services. Specifically, our Internet Postage service was introduced less than a year ago (October 22, 1999), our enterprise services have yet to be deployed on any significant commercial scale, and or e-commerce services are not yet available for commercial use. As a result, we cannot be sure that our services will be widely available or adopted, that they will successfully process large numbers of user transactions or that our services will contain features that appeal to the broad range of customers that we target. If we experience problems with the availability, adoption, scalability or functionality of our services or if we are unable to offer attractive service enhancements in a timely manner, our ability to attract and retain customers and our results of operations would be adversely impacted. On the other hand, if we experience extensive interest in our services, we may fail to meet the expectations of customers due to limited experience in operating our services and the strains this demand will place on our Web site, customer service operations, network infrastructure or systems.

     In order to acquire customers and achieve wide distribution and use of our services, we must develop and execute cost-effective marketing campaigns and sales programs. Given the limited amount of time that our services have been commercially available, we have very limited experience conducting marketing campaigns. In addition, we have recently increased our emphasis on direct selling efforts and have begun to hire or outsource the resources necessary to support a direct sales channel. However, we have very limited experience regarding our ability to acquire customers through a direct sales channel. As a result of these limited marketing and sales experiences, we cannot predict our ability to attract customers for our services and we may fail to generate significant interest in any of our services. Furthermore, we may be unable to generate significant interest in our services in a cost-effective manner. If we fail to generate interest in our services or to acquire customers in a cost effective manner, our results of operations will be adversely affected and we may never achieve profitability.

     The continued availability of our Internet Postage service is dependent upon our service continuing to meet US Postal Service performance specifications and regulations. If at any time our Internet Postage service fails to meet US Postal Service requirements, we may be prohibited from offering this service and our business would be severely negatively impacted. Meanwhile, our Internet mailing and shipping services must meet the commercial demands of our customers, which are expected to range from small businesses to large enterprises. We cannot be sure that our services will appeal to or be adopted by such a wide range of customers. In addition, given our limited experience selling our services to enterprise customers, we cannot predict the length of enterprise
sales cycles or implementation times for our services.   If we fail to meet the
demands of our customers or if our customers implement our services slower than we expect, our business, results of operation and ability to achieve profitability will be negatively affected.

     Finally, our ability to obtain and retain customers depends on our customer service capabilities. If we are unable at any time to address customer service issues adequately or to provide a satisfactory customer experience for current or potential customers, our business and reputation may be harmed.

Success by Pitney Bowes in its suit against us alleging patent infringement could prevent us from offering our Internet Postage service and severely harm our business or cause it to fail.

     On June 16, 1999, Pitney Bowes filed a patent infringement lawsuit against us. The suit originally alleged that we are infringing two patents held by Pitney Bowes related to postage application systems and electronic indicia. The suit seeks treble damages, a preliminary and permanent injunction from further alleged infringement, attorneys' fees and other unspecified damages. We answered the complaint on August 6, 1999, denying the allegations of patent infringement and asserting a number of affirmative defenses. Pitney Bowes filed a similar complaint in early June 1999 against one of our competitors, E-Stamp Corporation, alleging infringement of seven Pitney Bowes patents. On April 13, 2000, Pitney Bowes asked the court for permission to amend its complaint against us to drop allegations of patent infringement with respect to one patent and to add allegations of patent infringement with respect to three other patents. On July 28, 2000, the court granted Pitney Bowes permission to amend its complaint as requested.

     The outcome of the litigation that Pitney Bowes has brought against us is uncertain. Therefore, we can give no assurance that Pitney Bowes will not prevail in its suit against us.

     If Pitney Bowes prevails in its suit against us, we may be prevented from selling postage on the Internet. Alternatively, the Pitney Bowes suit could result in limitations on how we implement our services, delays and costs associated with redesigning our services and payments of license fees and other payments. Thus, if Pitney Bowes prevails in its suit against us, our business could be severely harmed or fail. In addition, the litigation could result in significant expenses and diversion of management time and other resources.

     On August 17, 1998, Pitney Bowes issued a press release stating that it holds dozens of US patents related to computer-based postage metering and that it intended to engage in discussions with other marketers of computer-based postal products to license Pitney Bowes technology. Prior to Pitney Bowes filing a lawsuit against us, we were in license discussions with Pitney Bowes. We intend to continue these discussions; however, we cannot predict whether these discussions will continue, the outcome of these discussions or the impact of Pitney Bowes' intellectual property claims on our business or the Internet postage market. If Pitney Bowes is able to prevail in its claims against us and if we do not enter into a license relationship with Pitney Bowes, our business could be impacted severely or fail. In addition, as described above, Pitney Bowes could obtain monetary and injunctive relief against us.

We have a history of losses and expect to incur losses in the future, and we may never achieve profitability.

     As of June 30, 2000, we had an accumulated deficit of $149.9 million. For the six months ended June 30, 2000, we only generated $5.7 million of revenue. This minimal revenue amount can be attributed primarily to the fact that our Internet Postage service has been available for less than a year (October 22, 1999) and that our enterprise and e-commerce services have yet to be released on a commercial scale. Due to the need to establish our brand and services, we expect to incur increasing sales and marketing, research and development, and administrative expenses and therefore could continue to incur net losses for several years. As a result of the iShip.com acquisition in March 2000, our losses have increased because of additional costs and expenses related to amortization of goodwill, other intangibles and deferred compensation resulting from this acquisition; to an increase in the number of employees; an increase in sales and marketing activities; additional facilities and infrastructure; and assimilation of operations and personnel. Overall, we will need to generate significant revenues to achieve and maintain profitability.

     In connection with the iShip.com acquisition that we completed in March 2000, we will record a significant amount of intangibles, the amortization of which will significantly and adversely affect our operating results. To the extent we do not generate sufficient cash flow to recover the amount of the investment recorded, the investment may be considered impaired and could be subject to an immediate write-down of up to the full amount of the investment. In this event, our net loss in any given period could be greater than anticipated and the market price of our stock could decline.

     Our ability to generate gross margins generally assumes that if a market for our services develops, we must generate significant revenues from a large base of active customers. We currently charge our customers a fee to use our Internet Postage service. Similarly, we expect to charge transaction fees for our enterprise and e-commerce services. In order to attract customers, we may run special promotions and offer discounts on fees, postage and supplies. However, given the lack of an established or proven commercial market for our services, we cannot be sure that customers will be receptive to our fee structures. Even if we are able to establish a sizeable base of users, we still may not generate sufficient gross margins to become profitable. In addition, our ability to generate revenues or achieve profitability could be adversely affected by special promotions or changes to our pricing plans.

If we cannot effectively manage our growth, our ability to provide services will suffer.

     Our reputation and ability to attract, serve and retain our customers depend upon the reliable performance of our Web site, network infrastructure and systems. We have a limited basis upon which to evaluate the capability of our systems to handle controlled or full commercial availability of our Internet Postage service or our enterprise and e-commerce mailing and shipping services. We have recently expanded our operations significantly, and further expansion likely will be required to address the anticipated growth in our user base and market opportunities. To manage the expected growth of operations and personnel, we will need to improve existing and implement new systems, procedures and controls. In addition, we will need to expand, train and manage an increasing employee base. We may also need to expand our finance, administrative and operations staff.

     We may not be able to manage our growth effectively. Our current expansion has and will continue to place a significant strain on our managerial, operational and financial resources. Our current and planned personnel, systems, procedures and controls may be inadequate to support our future operations. If we are unable to manage our growth effectively or experience disruptions during our expansion, our business will suffer and our financial condition and results of operations will be seriously affected.

If we are unable to maintain and develop our strategic relationships and distribution arrangements, our services may not achieve commercial acceptance.

     We have established strategic relationships with a number of third parties. To date, our strategic relationships generally involve the promotion and distribution of our services through our partners' products, services and Web sites. Recently, we have increased our focus on the direct sales channel and have entered into arrangements to have a third party direct sales force offer our services. In return for promoting or selling our services, our partners may receive revenue-sharing opportunities or per customer bounties. In order to achieve wide distribution of our services, we believe we must establish additional strategic relationships to market our services effectively. If one or more of our partners terminates or limits its relationship with us, our business could be severely harmed or fail. We have limited experience in establishing and maintaining strategic relationships and we may fail in our efforts to establish and maintain these relationships.

     Our current strategic relationships have not yet resulted in significant revenues, primarily because we have only recently commercially released our Internet Postage service and our enterprise and e-commerce services have yet to be released on a commercial scale. As a result, our strategic partners may not view their relationships with us as significant or vital to their businesses and consequently, may not perform according to our expectations. We have little ability to control the efforts of our strategic partners and, even if we are successful in establishing strategic relationships, these relationships may not be successful.

We face risks typical of early stage companies and of new and rapidly changing markets.

     You should consider our prospects in light of the risks and difficulties frequently encountered by early stage companies and those in new and rapidly evolving markets. These risks include, among other things, our:

     (a) ability to meet and maintain government specifications for our Internet Postage service, specifically US Postal Service requirements;

     (b) complete dependence on Internet mailing and shipping services that currently do not have broad market acceptance;

     (c)  need to expand our sales and support organizations;

     (d)  ability to establish and promote our brand name;

     (e) ability to expand our operations to meet the commercial demand for our services;

     (f) development of and reliance on strategic and distribution relationships;

     (g)  ability to prevent and respond quickly to service interruptions;

     (h)  ability to minimize fraud and other security risks; and

     (i) ability to compete with companies with greater capital resources and brand awareness.

If we do not achieve the brand recognition necessary to succeed in the Internet mailing and shipping markets, our business will suffer.

     We must quickly build our brands for our mailing and shipping service in order to gain market acceptance for our services. We believe it is imperative to our long-term success that we obtain significant market share for our services before other competitors enter the Internet postage and shipping markets. We must make substantial expenditures on product development, strategic relationships and marketing and sales initiatives in an effort to establish our brand awareness. In addition, we must devote significant resources to ensure that our users are provided with a high quality service experience supported by a high level of customer service. We cannot be certain that we will have sufficient resources to build our brands and realize commercial acceptance of our services. If we fail to gain market acceptance for our services, our business will suffer dramatically or may fail.

System and online security failures could harm our business and operating results.

     Our services depend on the efficient and uninterrupted operation of our computer and communications hardware systems. In addition, we must provide a high level of security for the transactions we execute. We rely on internally developed and third party technology to provide secure transmission of postage and other confidential information. Any breach of these security measures would severely impact our business and reputation and would likely result in the loss of customers. Furthermore, if we are unable to provide adequate security, the US Postal Service could prohibit us from selling postage over the Internet and our enterprise and e-commerce customers could discontinue use of our mailing and shipping services.

     Our systems and operations are vulnerable to damage or interruption from a number of sources, including fire, flood, power loss, telecommunications failure, break-ins, earthquakes and similar events. We have entered into an Internet hosting agreement with Exodus Communications, Inc. to maintain our Internet postage servers at Exodus' data centers in Southern California. Our operations depend on Exodus' ability to protect its and our systems in its data center against damage or interruption. Exodus does not guarantee that our Internet access will be uninterrupted, error-free or secure. Our servers are also vulnerable to computer viruses, physical, electrical or electronic break-ins and similar disruptions. We have obtained insurance for some of these disruptions; however, we cannot be certain that our coverage will be sufficient to compensate us for losses that may occur due to these types of disruptions.

     We have experienced unplanned system interruptions in the past and may experience them again in the future. Unplanned interruptions that we have had in the past have resulted in instances where current customers could not access their accounts or purchase postage or supplies from our online store and potential customers could not register for our services. Some of these past interruptions have lasted several hours. Any substantial interruptions in the future could result in the loss of data and could completely impair our ability to process transactions, register new customers and generate revenues from our services and our online store. We do have a business interruption plan that we continue to refine and update; however, we do not presently have a full disaster recovery plan in effect to cover loss of facilities and equipment. In addition, we do not have a "fail-over" site that mirrors our infrastructure to allow us to operate from a second location. We have business interruption insurance; however, we cannot be certain that our coverage will be sufficient to compensate us for losses that may occur as a result of business interruptions.

     A significant barrier to electronic commerce and communications is the secure transmission of confidential information over public networks. Anyone who is able to circumvent our security measures could misappropriate confidential information or cause interruptions in our operations. We may be required to expend significant capital and other resources to protect against potential security breaches or to alleviate problems caused by any breach. We rely on specialized technology, both within our own infrastructure and that provided by Exodus, to provide the security necessary for secure transmission of postage and other confidential information. Advances in computer capabilities, new discoveries in security technology, or other events or developments may result in a compromise or breach of the algorithms we use to protect customer transaction data. Should someone circumvent our security measures, our reputation, business, financial condition and results of operations could be seriously harmed. Security breaches could also expose us to a risk of loss or litigation and possible liability for failing to secure confidential customer information. As a result, we may be required to expend a significant amount of financial and other resources to protect against security breaches or to alleviate any problems that they may cause.

If we do not expand our product and service offerings, our business may not grow.

     We may establish subsidiaries, enter into joint ventures or pursue the acquisition of new or complementary businesses, products or technologies in an effort to enter into new business areas, diversify our sources of revenue and expand our product and service offerings. We have no commitments or agreements and are not currently engaged in discussions for any material acquisitions or investments. We continue to evaluate incremental revenue opportunities and derivative applications of our technology and may pursue and develop those opportunities with strategic partners and investors, both domestically and internationally. To the extent we pursue new or complementary businesses, we may not be able to expand our service offerings and related operations in a cost-effective or timely manner. We may experience increased costs, delays and diversions of management's attention when integrating any new businesses or service. We may lose key personnel from our operations or those of any acquired business. Furthermore, any new business or service we launch that is not favorably received by users could damage our reputation and brand name in the Internet postage and shipping or other markets that we enter. We also cannot be certain that we will generate satisfactory revenues from any expanded services or products to offset related costs. Any expansion of our operations would also require significant additional expenses, and these efforts may strain our management, financial and operational resources. Additionally, future acquisitions may also result in potentially dilutive issuances of equity securities, the incurrence of additional debt, the assumption of known and unknown liabilities, and the amortization of expenses related to goodwill and other intangible assets, all of which could have a material adverse effect on our business, financial condition and operating results. New issuances of securities may also have rights, preferences and privileges senior to those of our common stock.

Fluctuations in our operating results could cause our stock price to fall.

     Given our limited operating history, we have not generated any significant revenues from our operations. In addition, the market for Internet mailing and shipping services is very new and uncertain. Accordingly, we have a limited basis upon which to predict future operating results. We expect that our revenues, margins and operating results will fluctuate significantly due to a variety of factors, many of which are outside of our control. These factors include:

     (a)  the success of the commercial release of services;

     (b) the costs of defending ourselves in the Pitney Bowes litigation or against other intellectual property claims;

     (c) the costs of our marketing and sales programs to establish, promote and distribute our brand names and services;

     (d)  the demand for our services;

     (e) our ability to develop and maintain strategic distribution relationships and a direct sales channel;

     (f) the number, timing and significance of new products or services introduced by both us and our competitors;

     (g) our ability to develop, market and introduce new and enhanced services on a timely basis;

     (h)  the level of service and price competition;

     (i)  the increases in our operating expenses as we expand operations;

     (j)  US Postal Service regulation and policies; and

     (k)  general economic factors.

     Our cost of revenues includes costs for systems operations, customer service, Internet connection and security services; all of these costs will fluctuate depending upon the demand for our services. In addition, a substantial portion of our operating expenses is related to personnel costs, marketing programs and overhead, which cannot be adjusted quickly and are therefore relatively fixed in the short term. Our operating expense levels are based, in significant part, on our expectations of future revenues. If our expenses precede increased revenues, both gross margins and results of operations would be materially and adversely affected.

     Due to the foregoing factors and the other risks discussed in this report, you should not rely on period-to-period comparisons of our results of operations as an indication of future performance. It is possible that in some future periods our results of operations will be below the expectations of public market analysts and investors. In this event, the market price of our common stock is likely to decline.

Third party assertions of violations of their intellectual property rights could adversely affect our business.

     In addition to the Pitney Bowes claim described above, as is customary with technology companies, we may receive or become aware of correspondence claiming potential infringement of other parties' intellectual property rights. We could incur significant costs and diversion of management time and resources to defend claims against us regardless of their validity. We may not have adequate resources to defend against these claims and any associated costs and distractions could have a material adverse effect on our business, financial condition and results of operations. As an alternative to litigation, we may seek licenses for other parties' intellectual property rights. We may not be successful in obtaining all of the necessary licenses on commercially reasonable terms, if at all. Any loss resulting from intellectual property litigation could severely limit our operations, cause us to pay license fees, or prevent us from doing business.

A failure to protect our own intellectual property could harm our competitive position.

     We rely on a combination of patent, trade secret, copyright and trademark laws and contractual restrictions to establish and protect our rights in our products, services, know-how and information. We have three issued US patents and have filed 41 patent applications in the United States, and two international patent applications. We have also applied to register a number of trademarks and service marks. We plan to apply for other patents, trademarks and service marks in the future. We may not receive patents for any of our patent applications. Even if patents are issued to us, claims issued in these patents may not protect our technology. In addition, a court might hold any of our patents, trademarks or service marks invalid or unenforceable. If our patents fail to protect our technology or our trademarks and service marks are successfully challenged, our competitive position could be harmed. Even if our patents are upheld or are not challenged, third parties may develop alternative technologies or products without infringing our patents.

     We generally enter into confidentiality agreements with our employees, consultants and other third parties to control and limit access and disclosure of our confidential information. These contractual arrangements or other steps taken to protect our intellectual property may not prove to be sufficient to prevent misappropriation of technology or deter independent third party development of similar technologies. Additionally, the laws of foreign countries may not protect our services or intellectual property rights to the same extent as do the laws of the United States.

Our growth and operating results could be impaired if we are unable to meet our future capital requirements.

     We believe that our current cash balances will allow us to fund our operations through fiscal year 2001. However, we may require substantial working capital to fund our business and we may need to raise additional capital. We cannot be certain that additional funds will be available on satisfactory terms when needed, if at all. Our future capital needs depend on many factors, including market acceptance of our postage and shipping services; the level of promotion and advertising of our postage and shipping services; the level of our development efforts; rate of customer acquisition and retention of our Internet mailing and shipping services; and changes in technology.

     The various elements of our business and growth strategies, including our plans to support fully the commercial release of our services, our introduction of new products and services and our investments in infrastructure will require additional capital. If we are unable to raise additional necessary capital in the future or generate sufficient working capital, we may be required to curtail our operations significantly or obtain funding through the relinquishment of significant technology or markets. Also, raising additional equity capital would have a dilutive effect on existing stockholders.

We could be required to register as an investment company and become subject to substantial regulation that would interfere with our ability to conduct our business.

     We invest in short-term instruments consistent with prudent cash management and not primarily for the purpose of achieving investment returns. This could result in our being treated as an investment company under the Investment Company Act of 1940 and therefore being required to register as an investment company under the Investment Company Act. The Investment Company Act requires the registration of companies which are engaged primarily in the business of investing, reinvesting or trading in securities or which are engaged in investing, reinvesting, owning, holding or trading in securities and over 40% of whose assets on an unconsolidated basis (other than government securities and cash) consist of investment securities. While we do not believe that we are engaged primarily in the business of investing, reinvesting or trading in securities, we may invest our cash and cash equivalents in government securities to the extent necessary to avoid having over 40% of our assets consist of investment securities. Government securities are defined as securities issued by the U.S. government and certain federal agencies. These securities generally yield lower rates of income than other short-term instruments in which we have invested to date. Accordingly, investing substantially all of our cash and cash equivalents in government securities could result in lower levels of interest income, which could cause our losses to increase.

     If we were required to register as an investment company under the Investment Company Act, we would become subject to substantial regulation with respect to our capital structure, management, operations, transactions with affiliated persons, if any, and other matters, incur substantial costs and experience a disruption of our business. Application of the provisions of the Investment Company Act to us would materially and adversely affect our business, prospects, financial condition and results of operations.

If the software, hardware, computer technology and other systems and services we use are not Year 2000 compliant, our operations could suffer and we could lose customers.

     Many existing computer systems and software products are coded to accept only two digit entries in the date code field and cannot distinguish 21(st) century dates from 20th century dates. If these systems have not been properly corrected, there could be system failures or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions or engage in normal business activities. As a result, many companies' software and computer systems may need to be upgraded or replaced to become "Year 2000" compliant. In addition, despite the fact that many computer systems are currently processing 21st century dates correctly, these companies, including us, could experience latent Year 2000 problems.

     We use and depend on third party equipment and software that may not be Year 2000 compliant. If Year 2000 issues prevent our customers from accessing the Internet or our Web site, processing transactions or using their credit cards, our business will suffer. Any failure of our third party equipment, software or services to operate properly could require us to incur unanticipated expenses, which could seriously harm our business and operating results.

                   We face risks associated with our markets

If we do not respond effectively to technological change, our services could become obsolete and our business will suffer.

     The development of our services and other technology entails significant technical and business risks. To remain competitive, we must continue to enhance and improve the responsiveness, functionality and features of our online operations. The Internet and the electronic commerce industry are characterized by rapid technological change; changes in user and customer requirements and preferences; frequent new product and service introductions embodying new technologies; and the emergence of new industry standards and practices.

     The evolving nature of the Internet or the Internet mailing and shipping markets could render our existing technology and systems obsolete. Our success will depend, in part, on our ability to license or acquire leading technologies useful in our business; enhance our existing services; develop new services or features and technology that address the increasingly sophisticated and varied needs of our current and prospective users; and respond to technological advances and emerging industry and regulatory standards and practices in a cost-effective and timely manner.

     Future advances in technology may not be beneficial to, or compatible with, our business. Furthermore, we may not be successful in using new technologies effectively or adapting our technology and systems to user requirements or emerging industry standards on a timely basis. Our ability to remain technologically competitive may require substantial expenditures and lead-time. If we are unable to adapt in a timely manner to changing market conditions or user requirements, our business, financial condition and results of operations could be seriously harmed.

If we are unable to compete successfully, particularly against large, traditional providers of postage products such as Pitney Bowes who enter the online postage and shipping markets, our revenues and operating results will suffer.

     The market for Internet postage products and services is new and is intensely competitive. At present, E-Stamp has a hardware-based product commercially available and has announced that it begun testing a Web-based product through the Information Based Indicia Program. Pitney Bowes has a software-based product commercially available and has a hardware-based product in beta testing. Neopost Industrie has hardware and software products in beta testing. If any of our competitors, including Pitney Bowes, provide the same or similar service as we provide, our operations could be adversely impacted.

     Internet postage may not be widely adopted by customers. These customers may continue to use traditional means to purchase postage, including purchasing postage from their local post office. If Internet postage becomes a viable market, we may not be able to establish or maintain a competitive position against current or future competitors as they enter the market. Many of our competitors have longer operating histories, larger customer bases, greater brand recognition, greater financial, marketing, service, support, technical, intellectual property and other resources than us. As a result, our competitors may be able to devote greater resources to marketing and promotional campaigns, adopt more aggressive pricing policies and devote substantially more resources to Web site and systems development than us. This increased competition may result in reduced operating margins, loss of market share and a diminished brand. We may from time to time make pricing, service or marketing decisions or acquisitions as a strategic response to changes in the competitive environment. These actions could result in reduced margins and seriously harm our business.

     If the market for Internet postage develops, we could face competitive pressures from new technologies or the expansion of existing technologies approved for use by the US Postal Service. We may also face competition from a number of indirect competitors that specialize in electronic commerce and other companies with substantial customer bases in the computer and other technical fields. Additionally, companies that control access to transactions through a network or Web browsers could also promote our competitors or charge us a substantial fee for inclusion. Our competitors may also be acquired by, receive investments from or enter into other commercial relationships with larger, better-established and better-financed companies as use of the Internet and other online services increases. In addition, changes in postal regulations could adversely affect our service and significantly impact our competitive position. We may be unable to compete successfully against current and future competitors, and the competitive pressures we face could seriously harm our business.

     As a result of the iShip.com acquisition in March 2000, we also compete with companies that provide shipping solutions to businesses. Customers may continue using the direct services of the US Postal Service, UPS, FedEx and other major shippers, instead of adopting our multi-carrier, online service. Alternatively, traditional and/or potential competitors with greater resources than us, like Pitney Bowes, may develop more successful Internet solutions or deter acceptance of our service offerings. In addition, companies including TanData Corporation, GoShip.com, BITS, Inc./Intershipper.net, Kewill

Systems, Accuship, PackageNet and Virtan, Inc./SmartShip, Return.com and ClickReturns.com are competing in shipping services. We also face a significant risk that large shipping companies will collaborate in the development and operation of an online shipping system that could make our Internet shipping services obsolete.

The success of our business will depend on the continued growth of the Internet and the acceptance by customers of the Internet as a means for purchasing postage and shipping services.

     Our success depends in part on widespread acceptance and use of the Internet as a way to purchase postage and shipping services. This practice is at an early stage of development, and market acceptance of Internet postage and shipping services is uncertain. We cannot predict the extent to which customers will be willing to shift their purchasing habits from traditional to online postage and/or shipping services. To be successful, our customers must accept and utilize electronic commerce to satisfy their product needs. Our future revenues and profits, if any, substantially depend upon the acceptance and use of the Internet and other online services as an effective medium of commerce by our target users.

     The Internet may not become a viable long-term commercial marketplace due to potentially inadequate development of the necessary network infrastructure or delayed development of enabling technologies and performance improvements. The commercial acceptance and use of the Internet may not continue to develop at historical rates. Our business, financial condition and results of operations would be seriously harmed if use of the Internet and other online services does not continue to increase or increases more slowly than expected; the infrastructure for the Internet and other online services does not effectively support future expansion of electronic commerce or our services; concerns over security and privacy inhibit the growth of the Internet; or the Internet and other online services do not become a viable commercial marketplace.

US Postal Service regulation may cause disruptions or the discontinuance of our business. Additionally, the US Postal Service could assess fees that would increase the cost of our service and possibly affect the adoption of Internet postage as a new method of mailing.

     We are subject to continued US Postal Service scrutiny and other government regulations. The US Postal Service could change its certification requirements or specifications for Internet postage or revoke the approval of our service at any time. Any changes in requirements or specifications for Internet postage could adversely affect our pricing, cost of revenues, operating results and margins by increasing the cost of providing our Internet postage service. For example, the US Postal Service could decide to charge Internet postage vendors fees for the enrollment of each unique customer of the Internet postage product, which would be a cost that we would either absorb or pass through to customers. The US Postal Service has in fact invoiced each Internet postage vendor $8 for each digital certificate required for each consumer of Internet postage to securely print postage. We are currently discussing the necessity of this charge with the US Postal Service. If we are required to pay this per customer charge, the cost of our service could increase and the adoption of Internet postage as a new method of mailing could be adversely affected.

     The US Postal Service could also decide that Internet postage should no longer be an approved postage service due to security concerns or other issues. Our business would suffer dramatically if we are unable to adapt our Internet Postage service to any new requirements or specifications or if the US Postal Service were to discontinue Internet postage as an approved postage method. Alternatively, the US Postal Service could introduce competitive programs or amend Internet postage requirements to make certification easier to obtain, which could lead to more competition from third parties or the US Postal Service itself. See "Risk Factors--If we are unable to compete successfully, particularly against large, traditional providers of postage products like Pitney Bowes who enter the online postage and shipping markets, our revenues and operating results will suffer."

     In addition, US Postal Service regulations may require that our personnel with access to postal information or resources receive security clearance prior to doing relevant work. We may experience delays or disruptions if our personnel cannot receive necessary security clearances in a timely manner, if at all. The regulations may limit our ability to hire qualified personnel. For example, sensitive clearance may only be provided to US citizens or aliens who are specifically approved to work on US Postal Service projects.

Our operating results could be impaired if our business or the Internet become subject to additional government regulation and legal uncertainties.

     With the exception of US Postal Service and Department of Commerce regulations, we are not currently subject to direct regulation by any domestic or foreign governmental agency, other than regulations applicable to businesses generally, and laws or regulations directly applicable to electronic commerce. However, due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may be adopted with respect to the Internet, relating to user privacy; pricing; content; copyrights; distribution; characteristics and quality of products and services; and export controls.

     The adoption of any additional laws or regulations may hinder the expansion of the Internet. A decline in the growth of the Internet could decrease demand for our products and services and increase our cost of doing business. Moreover, the applicability of existing laws to the Internet is uncertain with regard to many issues, including property ownership, export of specialized technology, sales tax, libel and personal privacy. Our business, financial condition and results of operations could be seriously harmed by any new legislation or regulation. The application of laws and regulations from jurisdictions whose laws do not currently apply to our business, or the application of existing laws and regulations to the Internet and other online services could also harm our business.

     We have employees and offer our services in multiple states and plan to expand both domestically and internationally. These jurisdictions may claim that we are required to qualify to do business as a foreign corporation in each state or foreign country. Our failure to qualify as a foreign corporation in a jurisdiction where we are required to do so could subject us to taxes and penalties. Other states and foreign countries may also attempt to regulate our services or prosecute us for violations of their laws. Further, we might unintentionally violate the laws of foreign jurisdictions and those laws may be modified and new laws may be enacted in the future.

If we market our services internationally, government regulation could disrupt our operations.

     One element of our strategy is to provide services in international markets. Our ability to provide our Internet Postage service in international markets would likely be subject to rigorous governmental approval and certification requirements similar to those imposed by the US Postal Service. For example, our Internet Postage service cannot currently be used for international mail because foreign postal authorities do not currently recognize information-based indicia postage. If foreign postal authorities accept postage generated by our service in the future, and if we obtain the necessary foreign certification or approvals, we would be subject to ongoing regulation by foreign governments and agencies. To date, efforts to create a certification process in Europe and other foreign markets are in a preliminary stage and these markets may not prove to be a viable opportunity for us. As a result, we cannot predict when, or if, international markets will become a viable source of revenues for a postage service similar to ours.

     Even though the US government has recently adopted more flexible export rules for software, our ability to provide service in international markets may still be impacted by the export control laws of the United States. Our software technology may make us subject to stronger export controls in some instances, and may prevent us from being able to export our products and services. Regulations and standards of the Universal Postal Union and other international bodies may also limit our ability to provide international mail services.

     If we achieve significant international acceptance of our services, our business activities will be subject to a variety of potential risks, including the adoption of laws and regulatory requirements, political and economic conditions, difficulties protecting our intellectual property rights and actions by third parties that would restrict or eliminate our ability to do business in these jurisdictions. If we begin to transact business in foreign currencies, we will become subject to the risks attendant to transacting in foreign currencies, including the potential adverse effects of exchange rate fluctuations.

Our charter documents could deter a takeover effort, which could inhibit your ability to receive an acquisition premium for your shares.

     The provisions of our Amended and Restated Certificate of Incorporation, Bylaws and Delaware law could make it difficult for a third party to acquire us, even it would be beneficial to our stockholders. In addition, we are subject to the provisions of Section 203 of the Delaware General Corporation Law, which could prohibit or delay a merger or other takeover of our company, and discourage attempts to acquire us.

Additional shares held by existing stockholders may be sold into the public market, which could cause our stock price to decline.

     Public sales of substantial amounts of common stock purchased in private financings prior to our initial public offering or upon the exercise of stock options or warrants could adversely affect the prevailing market price of our common stock. All of these shares are available for immediate sale, subject to the volume and other restrictions under Rule 144 of the Securities Act of 1933. Sales of substantial amounts of common stock in the public market, or the perception that these sales could occur, could adversely affect the prevailing market price for our common stock and could impair our ability to raise capital through a public offering of equity securities.

We may be subject to additional risks.

     The risks and uncertainties described above are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also adversely affect our business operations.

                    STOCK AWARD PROGRAM TERMS AND CONDITIONS

     Stamps.com is offering common stock awards in connection with a promotion that seeks to encourage adoption and use of Stamps.com's iShip Counter Manifest System, or the CMS, by franchises of Mail Boxes Etc.(R) located in the United States. The CMS is a Web-based service that allows Mail Boxes Etc. franchises to process and ship packages.

     Duration of the Program: The stock award program begins at 12:01:00 a.m. PT on October 1, 2000 and continues through 11:59:00 p.m. PT on December 31, 2000.

     Eligibility: The stock award program is available only to Mail Boxes Etc. franchises that have deployed the CMS prior to or during the program. No franchise located outside of the United States nor any franchise owner whose residence or domicile is outside of the United States may participate in the stock award program.

     Individual Franchise Stock Awards: Stamps.com will award to each franchise owner ten (10) shares of Stamps.com common stock for every 1,000 packages that the franchise ships using the CMS ("Shipped Package"). No eligible franchise may be awarded more than one-hundred (100) shares of Stamps.com common stock under the program. In the event more than one franchise is owned by a single individual or corporate entity, that individual or corporate entity may receive up to one-hundred (100) shares of Stamps.com common stock per franchise owned by that individual or corporate entity.

     Shipped Packages: Each of the following will be considered a "Shipped Package" for purposes of the promotion: United Parcel Service ("UPS"), Federal Express and United States Postal Service ("USPS") packages processed and manifested throughout the duration of the program. A package is processed by using the Ship It(TM) button or F10 function key in CMS to complete a shipping transaction. A package is manifested, or transmitted to the CMS Package History database, either manually by using the "Perform End of Day" functionality in CMS, or (for Federal Express and USPS) automatically by the Stamps.com Data Center 24 hours after the end of the day when a package is processed. Shipped Packages will exclude all voided packages.

     Issuance of Stock Awards: Earned stock awards will be aggregated for each individual franchise and will not be issued until on or about January 14, 2001. If earned stock awards are issued after January 14, 2001, then stock will be awarded within ten (10) business days following the date on which the registration statement, of which this prospectus is a part, is declared effective by the United States Securities and Exchange Commission ("SEC").

     Total Stock Award Limitation: Stamps.com will only issue up to an aggregate of 30,000 shares of common stock under this program. In the event that total individual franchise stock awards exceed 30,000, the 30,000 shares will be prorated among eligible franchises using the following equation:

                                        A
     Individual Franchise Award =  -----------     X     30,000
                                        B

     Where:

     A = Number of shares to be awarded to an individual franchise under the program
     B = Number of shares that would have been awarded to all eligible franchise had the 30,000 aggregate share limit not been applicable

No cash or other substitution or transfer of stock is permitted except by Stamps.com. All federal, state, and local taxes and fees are the sole responsibility of the recipient of the stock award.

     General Terms: Stamps.com is not responsible for failed, partial or garbled computer transmissions, or for technical failures of any kind, including, but not limited to electronic malfunctioning of any network, hardware, or software or electronic or human error which may occur in the administration of the stock award program or the processing of awards or for any outages, either in the network infrastructure or the CMS service itself, which may limit the ability of any franchise to perform shipping transactions using the CMS. Stamps.com is not responsible for the inability of any franchise to ship packages using the CMS due to not having the CMS installed at their franchise or for any other reason beyond the reasonable control of Stamps.com. Stamps.com reserves the right in its sole discretion to disqualify any individual or entity it finds to be tampering with the operation of the stock award program or to be acting in violation of any other promotion rules. Disqualified individuals or entities will not be awarded earned stock awards. Stamps.com will not be liable to disqualified individuals or entities or any other individuals or entities for termination of earned stock awards.
Stamps.com reserves the right to cancel or modify the stock award program if fraud, technical failures or any other factor beyond Stamps.com's reasonable control impairs the integrity of the stock award program as determined by Stamps.com in its sole discretion. In such event, Stamps.com reserves the right to award stock for the eligible shipped packages processed up to the time of the impairment. Any attempt by any person to deliberately damage or undermine the legitimate operation of the stock award program may be a violation of criminal and civil law, and, should such an attempt be made, Stamps.com reserves the right to seek damages from any such person to the fullest extent permitted by law. In the event that the SEC will declare effective the registration statement filed by Stamps.com for the issuance of its common stock, Stamps.com will not be responsible or liable for awarding any shares of Stamps.com common stock to eligible franchise owners unless and until the SEC declares the registration statement effective.

     By receipt of any stock award, a recipient agrees to release and hold harmless Stamps.com, its affiliates, subsidiaries and advertising and promotion agencies, and each of their respective officers, directors, employees and agents from and against any claim or cause of action arising out of participation in the stock award program or receipt or use of a stock award.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended. This prospectus is part of a registration statement on Form S-3 that we originally filed with the SEC on or about August 17, 2000. The documents we incorporate by reference are:

  1. Our Annual Report on Form 10-K/A, as amended, for the fiscal year ended December 31, 1999;

  2. Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2000;

  3. Our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30,
     2000;

  4. Our definitive proxy statement filed with the SEC on May 11, 2000 in connection with our 2000 annual meeting of stockholders;

  5. Our Current Reports on Form 8-K filed with the SEC on March 8, 2000 and March 22, 2000; and

  6. The description of our common stock contained in our registration statement on Form 8-A filed with the SEC on June 17, 1999 under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such.

     All reports and other documents we subsequently file under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus and prior to the termination of this offering will be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents. Any statement incorporated herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     We will provide without charge to each person to whom this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference. We will not provide copies of exhibits to such documents unless such exhibits are specifically incorporated by reference into such document. Requests for documents should be submitted in writing to the Corporate Secretary, at Stamps.com Inc., c/o Legal Affairs Department, 3420 Ocean Park Boulevard, Suite 1040, Santa Monica, California 90405 or by telephone at (310) 581-7200.

                          FORWARD-LOOKING STATEMENTS

     This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements. These forward-looking statements are based on our current expectations, estimates and projections about our industry, management's beliefs and certain assumptions made by us. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and variations of these words or similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Therefore, our actual results could differ materially from those expressed or forecasted in any forward-looking statements as a result of a variety of factors, including those set forth in "Risk Factors" above and elsewhere in, or incorporated by reference into, this prospectus. We undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

                                USE OF PROCEEDS

     Stamps.com will not receive proceeds from the issuance and subsequent sale of common stock through the stock award program.

                                 LEGAL MATTERS

     The legality of the shares offered hereby will be passed upon for Stamps.com by Michael A. Zuercher, Senior Director, Legal Affairs and Secretary of Stamps.com.

                                    EXPERTS

     The audited financial statements of Stamps.com Inc. for fiscal years 1999 and 1998 incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     The iShip.com financial statements, included in Stamps.com's Annual Report on Form 10-K/A for the year ended December 31, 1999, incorporated by reference in this prospectus have been audited by Moss Adams LLP, independent public accountants, as indicated in their report with respect thereto and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

     The following table sets forth the various costs and expenses to be paid by us with respect to the sale and distribution of the securities being registered. All of the amounts shown are estimates except for the Securities and Exchange Commission registration fee and the Nasdaq National Market listing fee.

     SEC Registration Fee......................................  $    38

     Nasdaq National Market Listing Fee........................  $ 2,000

     Printing Expenses.........................................  $ 5,000

     Legal Fees and Expenses...................................  $10,000

     Accounting Fees and Expenses..............................  $ 5,000

     Miscellaneous.............................................  $ 1,000

          Total................................................  $23,038

Item 15. Indemnification of Directors and Officers

     Under Section 145 of the Delaware General Corporation Law, Stamps.com can indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act. Stamps.com's bylaws provide that Stamps.com will indemnify its directors and officers to the fullest extent permitted by law and require Stamps.com to advance litigation expenses upon receipt by Stamps.com of an undertaking by the director or officer to repay such advances if it is ultimately determined that the director or officer is not entitled to indemnification. The bylaws further provide that rights conferred under such bylaws do not exclude any other right such persons may have or acquire under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

     Stamps.com's certificate of incorporation provides that, under Delaware law, its directors shall not be liable for monetary damages for breach of the directors' fiduciary duty of care to Stamps.com and its stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to Stamps.com or its stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

     Stamps.com has entered into agreements to indemnify its directors, the directors of certain of its subsidiaries and certain of its officers in addition to the indemnification provided for in the certificate of incorporation and bylaws. These agreements, among other things, indemnify Stamps.com's directors and certain of its officers for certain expenses, attorneys' fees, judgments, fines and settlement amounts incurred by such person in any action or proceeding, including any action by or in the right of Stamps.com, on account of services as a director or officer of Stamps.com, or as a director or officer of any other company or enterprise to which the person provides services at the request of Stamps.com.

Item 16. Exhibits

Exhibit
Number
------
  4.1   Specimen Certificate of the Stamps.com Inc.'s Common Stock (incorporated by reference from Exhibit 4.1 of Registration Statement No. 333-77025)
  5.1   Opinion of Michael A. Zuercher.
 23.1   Consent of Arthur Andersen LLP.
 23.2   Consent of Moss Adams LLP.
 23.3   Consent of Michael A. Zuercher (included in Exhibit 5.1).
 24.1   Power of Attorney (included on the signature page hereto).

Item 17. Undertakings

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering price may be reflected in the form of prospectus filed with the SEC under Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

     Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by us pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in this registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of Stamps.com's Annual Report under Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference into this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Stamps.com pursuant to the foregoing provisions, or otherwise, Stamps.com has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Stamps.com of expenses incurred or paid by a director, officer or controlling person of Stamps.com in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Stamps.com will, unless in the opinion of its counsel the question has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Monica, State of California, on the 16th day of August, 2000.

                                      STAMPS.COM INC.


                                      By: /s/ John M. Payne
                                         _____________________________________
                                              John M.Payne,
                                              Chief Executive Officer


                               POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints John M. Payne and John W. LaValle, jointly and severally, as attorneys-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any amendment to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person hereby ratifying and confirming all that said attorneys-in-fact or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

             Signature                                    Title                             Date
             ---------                                    -----                             ----
  /s/ John M. Payne
_________________________________           Chairman of the Board and Chief          August 16, 2000
      John M. Payne                         Executive Officer
                                            (principal executive officer)
  /s/ Loren E. Smith
___________________________________         President, Chief Operating               August 16, 2000
      Loren E. Smith                        Officer and Director

  /s/ John W. LaValle
___________________________________         Executive Vice President and             August 16, 2000
      John W. LaValle                       Chief Financial Officer
                                            (principal financial officer)
  /s/ Candelario J. Andalon
___________________________________         Corporate Controller                     August 16, 2000
      Candelario J. Andalon                 (principal accounting officer)

  /s/ Mohan P. Ananda
___________________________________         Director                                 August 16, 2000
      Mohan P. Ananda

  /s/ David C. Bohnett
___________________________________         Director                                 August 16, 2000
      David C. Bohnett

             Signature                                    Title                             Date
             ---------                                    -----                             ----
/s/ Jeffrey J. Brown
___________________________________         Director                                 August 16, 2000
  Jeffrey J. Brown

/s/ Thomas H. Bruggere
___________________________________         Director                                 August 16, 2000
  Thomas H. Bruggere

/s/ Thomas N. Clancy
___________________________________         Director                                 August 16, 2000
  Thomas N. Clancy

/s/ John A. Duffy
___________________________________         Director                                 August 16, 2000
  John A. Duffy

/s/ G. Bradford Jones
___________________________________         Director                                 August 16, 2000
  G. Bradford Jones

/s/ Marvin Runyon
___________________________________         Director                                 August 16, 2000
  Marvin Runyon

/s/ Stephen M. Teglovic
___________________________________         Director                                 August 16, 2000
  Stephen M. Teglovic

/s/ Carolyn M. Ticknor
___________________________________         Director                                 August 16, 2000
  Carolyn M. Ticknor